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                                                                      EXHIBIT H

                              BRENCO, INCORPORATED
                           1987 Restricted Stock Plan
                As Amended and Restated Effective March 22, 1996

Section 1.  Establishment, Purpose, and Effective Date of Plan

     1.1 ESTABLISHMENT. Brenco, Incorporated hereby establishes a stock incentive plan for key Employees, as described herein, which shall be known as the Brenco, Incorporated 1987 Restricted Stock Plan (hereinafter called the "Plan").

     1.2 PURPOSE. The purpose of the Plan is to enable the Company to attract, retain, and motivate key Employees who provide valuable services to the Company, and to provide such Employees with a means of acquiring or increasing a proprietary interest in the Company so that they will have an increased incentive to work for the long-term success of the Company.

     1.3 SHAREHOLDER APPROVAL. The Plan shall become effective as of April 16, 1987, subject to approval by the shareholders of the Company.

Section 2.  Definitions

     Whenever used herein, the following terms shall have the meanings set forth below:

     (a)  "Board" means the Board of Directors of Brenco, Incorporated.

     (b) "Change in Control" means the occurrence of a "Change in Control" as defined in the Change in Control Agreements entered into by the Company with certain Employees dated as of March 22, 1996, as amended from time to time.

     (c) "Committee" means a Committee of the Board consisting of three or more members of the Board who are not, and who have not been at any time within one year prior to appointment to the Committee, eligible to receive Stock under the Plan, or Stock, stock options, or stock appreciation rights under another company plan.

     (d) "Company" means Brenco, Incorporated, a Virginia corporation, as well as any subsidiary more than 50% of whose total combined voting stock of all classes is owned by Brenco, Incorporated either directly or through one or more of its subsidiaries.

     (e) "Employee" means any key executive in charge of a principal division, business unit, or department of the Company, and any other individual who performs similar managerial and professional functions for the Company.

     (f) "Grantee" means an Employee who shall have received a grant of restricted Stock under the Plan.
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     (g)  "Period of Restriction" means the period during which the transfer of shares of restricted Stock granted under the Plan is restricted pursuant to
Section 7 hereof.

     (h) "Stock" means the Common Stock, par value of $1.00 per share, of the Company.

Section 3.  Eligibility and Participation

     Grantees shall be limited to Employees as determined by the Committee.

Section 4.  Administration

     The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever.

Section 5.  Stock Subject to the Plan

     5.1 NUMBER. The total number of shares of Stock that may be issued under the Plan may not exceed 200,000 subject to adjustment as provided in Section
5.3. Those shares may consist, in whole or in part, of authorized but unissued Stock or shares of Stock reacquired by the Company, including shares purchased in the open market, not reserved for any other purpose.

     5.2 UNUSED STOCK. In the event any shares of Stock subject to grants made under the Plan are reacquired by the Company pursuant to Section 8 of the Plan, such reacquired shares again shall become available for issuance under the Plan.

     5.3 ADJUSTMENTS IN CAPITALIZATION. In the event of reorganization, recapitalization, stock split, stock dividend, merger, consolidation, combination or exchange of shares, rights, offering or any other change affecting the Stock, the Committee may make, subject to approval of the Board, appropriate changes in the aggregate number of shares issuable under this Plan, and in the number of shares subject to restricted Stock grants then outstanding under this Plan.

Section 6.  Duration of the Plan

     Subject to the Board's right to terminate the Plan pursuant to Section 10 hereof, the Plan shall remain in effect until all Stock acquired by Grantees pursuant to the provisions of the Plan shall have been released from restrictions pursuant to Section 7.4, Section 8, or Section 11 hereof. Notwithstanding the foregoing, no awards of Stock may be granted under the Plan after the tenth (10th) anniversary of the Plan's effective date.


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Section 7.  Restricted Stock

     7.1 GRANT OF RESTRICTED STOCK. Subject to Section 3 and 5.1 hereof, the Committee, at any time and from time to time, may grant shares of restricted Stock under the Plan to such Employees and in such amounts as it shall determine. Each grant of restricted Stock shall be in writing and signed by a duly authorized officer of the Company. Certificates for the Stock so granted shall be registered in the name of the Grantee and deposited by him, together with a stock power endorsed in blank, with the Company under such restrictions as the Committee shall determine pursuant to the provisions of Section 7. Upon release or expiration of such restrictions, the Company shall redeliver to the Grantee the Stock so deposited by him.

     7.2 TRANSFERABILITY. Except as contemplated by Sections 8, 9.2, and 11 hereof, the shares of restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated for the Period of Restriction determined by the Committee in accordance with Section 7.3 which shall be specified in writing in the restricted Stock grant.

     7.3 PERIOD OF RESTRICTION. The Period of Restriction for each restricted Stock grant shall not exceed five years or such lesser period as may be necessary to satisfy any performance goals which may be specified by the Committee; provided, however, that except as otherwise provided in Section 7.5, 8, and 11 hereof, the Period of Restriction shall not be less than two years.

     7.4 REMOVAL OF RESTRICTIONS. Except as otherwise provided in Sections 7.5, 8, and 11 hereof, shares of restricted Stock covered by each restricted Stock grant made under this Plan shall become freely transferable by the Grantee after the last day of the Period of Restriction.

     7.5 OTHER RESTRICTIONS. The Committee shall impose such other restrictions on any shares granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable federal or state securities laws, and may legend the Stock certificate(s) to give appropriate notice of such restrictions.

     7.6 CERTIFICATE LEGEND. In addition to any legends placed on certificates pursuant to Section 7.5 hereof, each certificate representing shares of restricted Stock granted pursuant to this Plan shall bear the following legend:

     "The sale or other transfer of shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the 1987 Brenco, Incorporated Restricted Stock Plan, rules of administration adopted pursuant to such Plan, and a restricted Stock grant dated . . . . A copy of the Plan, such rules, and such restricted Stock grant may be obtained from the Secretary of the Company."

Once the shares are released from the restrictions pursuant to Section 7.4 hereof, the Grantee shall be entitled to have the legend required by this
Section 7.6 removed from his Stock certificate(s).


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     7.7  VOTING RIGHTS.  During the Period of Restriction, Grantees holding shares of restricted Stock granted hereunder may exercise full voting rights with respect to those shares.

     7.8 DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, Grantees holding shares of restricted Stock granted hereunder shall be entitled to receive currently all dividends and other distributions paid with respect to those shares while they are so held. If any such dividends or distributions are paid in shares, the shares shall be registered in the name of the Grantee and deposited with the Company as provided in Section 7.1 hereof and the shares shall be subject to the same restrictions on transferability as the shares of restricted Stock with respect to which they were paid.

Section 8.  Termination of Employment

     8.1 TERMINATION OF EMPLOYMENT DUE TO DEATH OR PERMANENT AND TOTAL DISABILITY. In the event that the employment with the Company of a Grantee is terminated because of death or permanent and total disability, any remaining Period of Restriction applicable to the restricted Stock of such Grantee pursuant to Section 7 hereof shall automatically terminate and, except as otherwise provided in Section 7.5, the shares of Stock shall thereby be free of restrictions and freely transferable.

     8.2 TERMINATION OF EMPLOYMENT DUE TO RETIREMENT. In the event the employment with the Company of a Grantee is terminated because of retirement as defined in the Company's Retirement Plan during the Period of Restriction, the restrictions applicable to the shares of restricted Stock of such Grantee pursuant to Section 7 hereof shall terminate, in the sole discretion of the Committee, with respect to a number of shares (rounded to the nearest whole number) up to the total number of restricted shares granted to such Grantee, multiplied by the number of full months which have elapsed since the date of grant divided by the maximum number of full months of the Period of Restriction. All remaining shares shall be forfeited and returned to the Company; provided, however, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares.

     8.3 TERMINATION OF EMPLOYMENT FOR REASONS OTHER THAN DEATH, DISABILITY, OR RETIREMENT. In the event that the employment with the Company of a Grantee is terminated for any reason other than those set forth in Sections 8.1 and 8.2 hereof during the Period Of Restriction, then any shares of restricted Stock of such Grantee still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company; provided, however, that, in the event of an involuntary termination of the employment of a Grantee by the Company, the Committee may, in its sole discretion, waive the automatic forfeiture of any or all such shares and/or may add such new restrictions to such shares as it deems appropriate.

Section 9.  Rights of Employees; Recipients of Grants

     9.1 EMPLOYMENT. Nothing in this Plan or in any grant of restricted Stock shall interfere with or limit in any way the right of the Company to terminate any Employee's or


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Grantee's employment at any time, nor confer upon any Employee or Grantee any right to continue in the employ of the Company.

     9.2 NONTRANSFERABILITY OF RESTRICTED STOCK. No rights or shares of restricted Stock granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution until the termination of the applicable Period of Restriction. All rights granted to a Grantee under the Plan shall be exercisable during his lifetime only by such Grantee. Upon the death of a Grantee, his legal representative or beneficiary may exercise his rights under the Plan.

Section 10.  Amendment and Termination

     The Board, upon recommendation of the Committee, at any time may terminate, and at any time and from time to time and in any respect, may amend or modify the Plan, provided, however, that no such action of the Board, without approval of shareholders may:

     (a) Increase the maximum number of shares of Stock that may be issued under the Plan except as provided in Section 5.3 of the Plan.

     (b) Extend the period during which shares of Stock may be granted under the Plan.

     (c) Modify the requirements as to eligibility for participation under the Plan.

     (d)  Increase materially the benefits accruing to Grantees under the Plan.

     (e)  Increase materially the cost of the Plan.

     (f)  Withdraw the administration of the Plan from the Committee.

     (g) Change the provision in the Plan as to the qualification for membership on the Committee.

No amendment, modification, or termination of the Plan shall in any manner adversely affect any Stock theretofore granted under the Plan without the consent of the Grantee.

Section 11.  Change in Control

     In the event of a Change in Control, all restrictions shall lapse on shares of restricted Stock which have been granted under the Plan, and thereafter such shares shall be freely transferable by the Grantee, subject to applicable federal and state securities laws.

Section 12.  Tax Withholding

     The Company, as appropriate, shall have the right to withhold any Federal, State, or local taxes required by law to be withheld with respect to any awards under the Plan; the Grantee or


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other person receiving such restricted Stock may be required to pay to the
Company, as appropriate, the amount of any such taxes which the Company is required to withhold with respect to such restricted Stock.

Section 13.  Indemnification

     Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with any claim, action, suit, or proceeding to which he may be a party by reason or any action taken or failure to act under the Plan. The foregoing right of indemnification shall not be exclusive of any rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 14.  Governing Law

     The Plan, and all grants and other documents delivered hereunder, shall be construed in accordance with and governed by the laws of Virginia.

Section 15.  Expenses of Plan

     The expenses of administering the Plan shall be borne by the Company.


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